Exhibit 99.2

CHIMERIX.COM

September 27, 2023

Thomas J. Riga

1608 Lookout Circle

Waxhaw, NC 28173

Dear Tom,

Chimerix is pleased to extend an offer of employment to you for the position of Chief Operating Officer and Chief Commercial Officer. This position reports to Michael Andriole, Chief Executive Officer. Our offer of employment is contingent on successful completion of our background screening process including, but not limited to verification of previous employment, education, references, drug test, etc. We are hopeful that you will accept this offer and look forward to the prospect of having a mutually successful relationship with you. Your anticipated hire date will be November 16, 2023. We are however, agreeable to an earlier start date, if possible.

The following are the terms of this offer:

Base Salary:	Your per pay period base salary will be $20,000.00 (annualized, $480,000.00) Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year. They are issued on the 15th and the last day of each month.

Stock Options:	You will be granted a nonstatutory stock option to purchase 800,000 shares of Chimerix common stock. The shares subject to the option will vest over a period of four (4) years so long as you continue to provide services to Chimerix, with 25% vesting one year from the vesting commencement date and the balance vesting at the rate of 1/36 per month over the remaining three (3) years. The exercise price of the options to be granted will be equal to the closing per share price of Chimerix common stock (as reported by Nasdaq) on your official start date of employment. The Option is intended to be a material inducement to your acceptance of this offer of employment, and will be granted outside Chimerix’s 2013 Equity Incentive Plan (the “2013 Plan”) but pursuant to the terms of the 2013 Plan as if the Option were granted under the 2013 Plan.

Target Bonus:	For calendar year 2023, you will be eligible for a pro-rated target bonus of 40% of the base salary paid to you in 2023. Such bonus is paid in 2024 and is based upon your achievement of the goals and objectives agreed to in the performance dialog process with your manager and the formula determined by the Board of Directors for 2023.

2505 Meridian Pkwy, Suite 100 I Durham, NC 27713

Thomas J. Riga

September 27, 2023

Benefits:

As an employee of Chimerix you will be eligible for comprehensive health and dental insurance benefits for yourself and your eligible dependents, effective on the first day of employment. Currently, employees contribute 20% of the Company’s monthly premium for their elected coverages. You will also be eligible for Company-paid term life insurance, short term and long-term disability insurance, effective on your hire date.

Additional benefits for which you will be eligible include: accrued vacation equal to Twenty (20) days per year and twelve (12) paid holidays per calendar year. With a November 1 start date, your vacation time in 2023 will be three (3) days. You will also be eligible to participate in the Chimerix 401(k) Plan, effective on the first day of the month, following your date of hire (December 1, 2023). Full details of group benefits will be provided once you are on board.

Severance:	You will be eligible to participate in the Chimerix Officer Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, you would receive twelve (12) months of salary and benefits continuation in the event of a termination by Chimerix that is not in connection with a change of control. In addition, such a termination would result in twelve (12) months’ forward acceleration of any unvested portion of the Option and any other equity awards then held by you. In the event of a termination by Chimerix or a successor in connection with a change of control of Chimerix, in addition to the twelve (12) months of salary and benefits continuation described above, you would receive a payment equal to your current target bonus, and the vesting of the Option and any other equity awards then held by you would be accelerated in full. The description of your severance benefits in this section is only a summary; the complete terms of your severance benefits are set forth in the Severance Plan and Participation Agreement thereunder (a copy of which is included in this offer letter packet).

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing.

Thomas J. Riga

September 27, 2023

As with all new employees, you will be asked to provide to the Company documentary evidence of your eligibility for employment in the United States when you join the Company. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former employer; the use of such information in performing your duties at Chimerix is prohibited.

This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to execute a standard Proprietary Information and Inventions Agreement with Chimerix, a copy of which is attached as Exhibit A.

If you accept this offer, the terms described in this letter, together with the Proprietary Information and Inventions Agreement, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the company. Your duties may change from time to time, depending upon the needs of the company and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Chimerix. The strength of our technology, the quality and experience of our personnel and your presence will facilitate this success.

This offer expires five business days after your receipt of this letter. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning the original to us in the envelope provided. You may also forward your acceptance via secured fax to 919-313-6781. Please keep a copy for your records.

Thomas J. Riga

September 27, 2023

Tom, all of us at Chimerix look forward to your joining our team!

With warm regards,

CHIMERIX, Inc.

/s/ Michael Andriole

Michael Andriole
Chief Executive Officer

Enclosures

Accepted

/s/ Thomas J. Riga	October 2, 2023
Thomas J. Riga	Date